UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Perceptron, Inc.

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SEC 1913 (02-02)

47827 Halyard Drive
Plymouth, Michigan 48170-2461
(734) 414-6100 Facsimile: (734) 414-4700
October 9, 2007
Dear Perceptron Shareholder:
You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Perceptron, Inc. (“Company”) to be held on Monday, November 12, 2007, at 9:00 a.m., local time, at 47827 Halyard Drive, Plymouth, Michigan 48170.
The attached notice of the meeting and Proxy Statement describe the items of business to be transacted:
     (a) The election of eight directors, and
     (b) Such other business as may properly come before the meeting or any adjournment thereof.
After the formal business session, there will be a report to the shareholders on the progress of the Company along with a discussion period. I look forward to seeing you at the Annual Meeting and hope you will make plans to attend. Whether or not you plan to attend the meeting, I urge you to either vote your proxy by Internet or toll-free telephone as instructed on the proxy or by signing, dating and returning your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States.
Sincerely,
/s/ Alfred A. Pease
Alfred A. Pease
Chairman of the Board of Directors,
President and Chief Executive Officer

PERCEPTRON, INC.
NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 12, 2007

     The Annual Meeting of Shareholders of Perceptron, Inc., a Michigan corporation, will be held on Monday, November 12, 2007, at 9:00 a.m., local time, at 47827 Halyard Drive, Plymouth, Michigan 48170 for the following purposes:
1.	To elect eight directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.
     The Board of Directors has fixed the close of business on September 21, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A certified list of shareholders entitled to vote at the meeting will be available for examination by any shareholder during the meeting at the corporate offices at 47827 Halyard Drive, Plymouth, Michigan 48170.
     A copy of the 2007 Annual Report for the fiscal year ended June 30, 2007 and Proxy Statement accompanies this notice.
By the Order of the Board of Directors
/s/ David W. Geiss
David W. Geiss, Secretary
47827 Halyard Drive
Plymouth, Michigan 48170
October 9, 2007

     The vote of every shareholder is important, and your cooperation in promptly returning your marked, dated and signed proxy will be appreciated. The proxy is revocable and will not affect your right to vote in person if you attend the meeting. Your proxy will, however, help to assure a quorum and to avoid added proxy solicitation costs.

INTRODUCTION
PROPOSAL 1 — ELECTION OF DIRECTORS
DIRECTOR COMPENSATION FOR FISCAL 2007
CORPORATE GOVERNANCE
SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE FOR FISCAL 2007
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
OPTION EXERCISES DURING FISCAL 2007
ESTIMATED AGGREGATE PAYMENTS UNDER SEVERANCE AGREEMENTS AND STOCK OPTION AGREEMENTS UPON TERMINATION OF EMPLOYMENT AND/OR CHANGE IN CONTROL
RELATED PARTY TRANSACTIONS
INDEPENDENT ACCOUNTANTS
SHAREHOLDER PROPOSALS AND NOMINEES FOR 2008 ANNUAL MEETING
OTHER MATTERS

PROXY STATEMENT

PERCEPTRON, INC.
2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT 9:00 A.M. ON NOVEMBER 12, 2007

INTRODUCTION
     This Proxy Statement and the accompanying Notice of the 2007 Annual Meeting of Shareholders, 2007 Annual Report and proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Perceptron, Inc., a Michigan corporation (“Company”). The proxies are being solicited for use at the 2007 Annual Meeting of Shareholders (“Annual Meeting”) of the Company to be held at the corporate offices of the Company on Monday, November 12, 2007, at 9:00 a.m., local time, and at any adjournment of that meeting. The corporate offices of the Company are located at 47827 Halyard Drive, Plymouth, Michigan 48170, and the Company’s telephone number is (734) 414-6100. The Company expects that this Proxy Statement and the accompanying materials will be first sent or given to shareholders on or about October 11, 2007.
     Only shareholders of record of the Company’s Common Stock, $0.01 par value (“Common Stock”) at the close of business on September 21, 2007 (“Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Shareholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the Record Date, there were 8,295,110 shares of Common Stock outstanding and entitled to vote. The Company has no other class of stock outstanding. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. See “Share Ownership of Management and Certain Shareholders” for a description of the beneficial ownership of the Common Stock.
     Directors, officers and other employees of the Company may solicit, without additional compensation, proxies by any appropriate means, including personal interview, mail, telephone, courier service and facsimile transmissions. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company’s Common Stock to forward proxy soliciting material to the beneficial owners of such shares and the Company will reimburse such record holders for their reasonable expenses incurred in connection therewith. The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of the 2007 Annual Meeting of Shareholders, the Proxy Statement, the 2007 Annual Report and the accompanying proxy card, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company. Only one Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request from a shareholder who shares an address with another shareholder, the Company shall deliver a separate copy of the Proxy Statement and Annual Report. In the future, shareholders can call or write the Company for a separate annual report or proxy statement at (734) 414-6100 or 47827 Halyard Drive, Plymouth, MI 48170-2461. Similarly, those shareholders who share an address and wish to receive only one copy of the annual report or proxy statement when they are receiving multiple copies can also call or write the Company at the number and address given above.
     Shares may be voted by record holders in four separate ways as follows: (i) by Internet at the website listed on the proxy; (ii) by toll-free telephone at the telephone number listed on the proxy; (iii) by completing and mailing the proxy, or (iv) by ballot at the Annual Meeting. Shares represented by a duly executed proxy, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions of the shareholder thereon if the proxy is received by the Company before the close of business on November 9, 2007 or, in the case of Internet or telephone voting, prior to 11:59 p.m. EST on November 11, 2007. Shares represented by a proxy received after these times will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before the vote of shareholders is taken. IF NO INSTRUCTIONS ARE MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN THIS

PROXY STATEMENT. A proxy also gives Messrs. Alfred A. Pease, John H. Lowry, III and David W. Geiss discretionary authority, to the extent permitted by law, to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting; however, the Board does not intend to present any other matters at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at the Company’s corporate offices at or before the Annual Meeting, (iii) voting again by telephone or Internet (prior to 11:59 p.m. EST on November 11, 2007), since only a shareholder’s latest vote will be counted, or, (iv) attending the Annual Meeting and voting in person, if the shareholder is a shareholder of record (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).
     If a shareholder owns shares through a bank or broker in street name, the shareholder may instruct his or her bank or broker how to vote such shares. “Broker non-votes” occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter. The election of directors is considered a routine matter, so a bank or broker will have discretionary authority to vote such shares held in street name on that proposal. A broker non-vote may also occur if a broker fails to vote shares for any reason.
     Abstentions, and withheld votes with respect to the election of directors, are counted only for purposes of determining whether a quorum is present at the 2007 Annual Meeting. Withheld votes will be excluded entirely from the vote on the election of directors and will therefore have no effect on the election. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected.

MATTERS TO COME BEFORE THE MEETING
PROPOSAL 1 — ELECTION OF DIRECTORS
     At the Annual Meeting, Shareholders will be asked to elect a Board of eight directors to hold office, in accordance with the Bylaws of the Company, until the 2008 annual meeting and until the election and qualification of their successors, or until their resignation or removal. The following table sets forth information regarding the nominees for election to the Company’s Board. The Board recommends a vote FOR each of the nominees for election. The shares represented by properly executed proxies will be voted in accordance with the specifications made therein. PROXIES WILL BE VOTED “FOR” THE ELECTION OF SUCH NOMINEES UNLESS THE SPECIFICATION IS MARKED ON THE PROXY INDICATING THAT AUTHORITY TO DO SO IS WITHHELD. If a nominee is unable to serve or, for good cause, will not serve, the proxy confers discretionary authority to vote with respect to the election of any person to the Board. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected to the Board. Shares may not be voted cumulatively for the election of directors.
     The nominees named below have been selected by the Board of the Company. Each of the nominees is currently a director of the Company. The following information with regard to business experience has been furnished by the respective nominees for director.

Name and Age	Position, Principal Occupations and Other Directorships
David J. Beattie, 65	Director since 1997. Mr. Beattie was President of McNaughton — McKay Electric Company (“MME”) from February 2001 to December 2004. MME is a distributor of industrial automation products and services.

Kenneth R. Dabrowski, 64	Director since 1999. Mr. Dabrowski has been President of the Durant Group, L.L.C., a management consulting firm, since December 2000, and a partner with American Industrial Partners, a New York based private equity firm. He was a member of the faculty at Massachusetts Institute of Technology from June 1999 to June 2004. Mr. Dabrowski was Vice President, Quality and Process Leadership, Ford Automotive Operations of Ford Motor Company from September 1996 to January 1999.

Philip J. DeCocco, 69	Director since 1996. Mr. DeCocco has been President of Sturges House, Inc., a company founded by Mr. DeCocco, since 1983. Sturges House, Inc. offers executive recruiting and management consulting services in human resources, strategic planning, executive development and organization design and development to various companies.

W. Richard Marz, 64	Director since 2000. Mr. Marz is President of MMW Group, a private technology consulting group he founded in 2006. From August 2005 to August 2006, he was a technical consultant to LSI Corporation (“LSI”), and prior to that time he was Executive Vice President, Worldwide Strategic Marketing (December 2003 to August 2005), Executive Vice President, Communications and ASIC Technology (February 2002 to December 2003), and Executive Vice President, ASIC Technology (July 2001 to February 2002), of LSI. LSI is a semiconductor manufacturer.

Robert S. Oswald, 66	Director since 1996. Mr. Oswald has been Chairman, Bendix Commercial Vehicle Systems, LLC, a manufacturer of air brakes and other safety systems, since October 2003 and served as Chairman and Chief Executive Officer from March 2002 to September 2003. Mr. Oswald was Chairman, President and Chief Executive Officer of Robert Bosch Corporation, a manufacturer of automotive components and systems, and a member of the Board of Management of Robert Bosch, GmbH from July 1996 to December 2000.

Alfred A. Pease, 61	Director since 1996 and Chairman of the Board since July 1996. Since February 1996, Mr. Pease has been President and Chief Executive Officer of the Company.

Name and Age	Position, Principal Occupations and Other Directorships
James A. Ratigan, 59	Director since 2003. Since May 2006, Mr. Ratigan has served as Vice President and Chief Financial Officer of Nitric BioTherapeutics, Inc., a privately held specialty pharmaceutical, drug delivery systems and biotechnology company. From August 2003 to April 2006, Mr. Ratigan was an independent consultant providing consultative services to two specialty pharmaceutical companies, a biotechnology company and a private equity firm. From June 1997 to August 2003, Mr. Ratigan was Executive Vice President, Chief Financial Officer and Secretary of Orapharma, Inc., a specialty pharmaceutical company that was acquired by Johnson and Johnson, Inc. Mr. Ratigan was a director of the Company from 1989 to 1996 and served as the Company’s Chief Operating Officer from May 1994 to April 1996 and Chief Financial Officer from December 1993 to June 1996.

Terryll R. Smith, 57	Director since 1996. Mr. Smith has been President and Chief Executive Officer of Water Security Corp., an early stage technology start-up focused on drinking water applications, since January 2007. He was President and Chief Executive Officer of Novation Environmental Technologies Inc., a water purification company, from January 2000 to January 2007.
Director Compensation for Fiscal 2007
     The following table provides information as to compensation paid by us for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended June 30, 2007 by the members of our Board of Directors, other than Mr. Pease, whose compensation is described under “Compensation of Executive Officers”. All payments to members of the our Board of Directors set forth in the table are made pursuant to the standard director compensation arrangements described under “Standard Director Compensation Arrangements.”
DIRECTOR COMPENSATION FOR FISCAL 2007

				All Other
	Fees Earned or		Option Awards	Compensation	Total
Name	Paid in Cash ($)		($)(1)(2)	($)	($)
David J. Beattie(3)	33,000		9,480	0	42,480
Kenneth R. Dabrowski(3)	33,000	(4)	9,480	0	42,480
Philip J. DeCocco(3)	31,750	(5)	9,480	0	41,230
W. Richard Marz(3)	36,000	(6)	9,480	0	45,480
Robert S. Oswald(3)	31,000	(7)	9,480	0	40,480
James A. Ratigan(3)	33,000		7,166	0	40,166
Terryll R. Smith(3)	31,000		9,480	0	40,480

(1)	Represents the compensation cost incurred during fiscal year ended June 30, 2007 (“fiscal 2007”) associated with stock options awarded prior to June 30, 2007 under the 2004 Stock Incentive Plan (the “2004 Plan”) and the Directors Stock Option Plan, which terminated in December 2004, calculated in accordance with Financing Accounting Standards Board Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“FAS 123R”). These amounts relate to options granted during the fiscal years ended June 30, 2007, 2005 and 2004. No options were granted during fiscal 2006. These amounts are based on the grant date fair value of such awards expensed over the requisite vesting period, excluding any forfeiture reserves recorded for these awards. There can be no assurance that the FAS 123R option award amounts shown above will ever be realized. The assumptions we used to calculate stock option expense under FAS 123R are included in Note 9 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended June 30, 2007 and 2006.

(2)	At June 30, 2007, the members of our Board of Directors, other than Mr. Pease, held the following aggregate number of stock options:

Number of Securities
Name	Underlying Options
David J. Beattie	21,500
Kenneth R. Dabrowski	38,000
Philip J. DeCocco	34,500
W. Richard Marz	35,000
Robert S. Oswald	21,500
James A. Ratigan	26,000
Terryll R. Smith	18,500

(3)	During fiscal 2007, each director received an award of an option to purchase 8,000 shares of Common Stock under the 2004 Plan. The grant date fair value of each of these option awards was $24,246. The assumptions we used to calculate grant date fair value under FAS 123R are included in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

(4)	The director used $32,997 of his cash director fees to purchase 3,858 shares of the Common Stock, at the fair market value of the Common Stock on the date of purchase, pursuant to the Directors Stock Purchase Rights Option of the 2004 Plan described under “Matters To Come Before the Meeting – Proposal 1 – Election of Directors — Standard Director Compensation Arrangements” below.

(5)	The director used $31,750 of his cash director fees to purchase 3,718 shares of the Common Stock at the fair market value of the Common Stock on the date of purchase, pursuant to the Directors Stock Purchase Rights Option of the 2004 Plan described under “Matters To Come Before the Meeting – Proposal 1 – Election of Directors — Standard Director Compensation Arrangements” below.

(6)	The director used $26,997 of his cash director fees to purchase 3,203 shares of the Common Stock at the fair market value of the Common Stock on the date of purchase, pursuant to the Directors Stock Purchase Rights Option of the 2004 Plan described under “Matters To Come Before the Meeting – Proposal 1 – Election of Directors — Standard Director Compensation Arrangements” below.

(7)	The director used $31,004 of his cash director fees to purchase 3,625 shares of the Common Stock at the fair market value of the Common Stock on the date of purchase, pursuant to the Directors Stock Purchase Rights Option of the 2004 Plan described under “Matters To Come Before the Meeting – Proposal 1 – Election of Directors — Standard Director Compensation Arrangements” below.
Standard Director Compensation Arrangements
     All of the members of our Board of Directors who are not our employees (the “Eligible Directors”) will receive (i) an annual cash retainer of $20,000 for serving on the Board, paid quarterly in the amount of $5,000, (ii) an annual committee retainer of $3,000 for serving on each committee, paid quarterly in the amount of $750, (iii) an annual committee chair retainer (other than Audit Committee) of $5,000, paid in quarterly installments of $1,250 and in lieu of the annual committee retainer, (iv) an annual Audit Committee chair retainer of $8,000, paid quarterly in the amount of $2,000 and in lieu of the annual committee retainer and (v) an annual lead director retainer of $5,000, paid quarterly in the amount of $1,250 and in addition to any other retainer. All Eligible Directors receive $1,250 for each Board meeting attended. In addition, directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.
     Eligible Directors are also eligible to participate in the 2004 Plan which replaced the Directors Stock Option Plan. The Management Development, Compensation and Stock Option Committee (the “Management Development Committee”) or, if there is no such committee or similar committee, the Board, administers the 2004 Plan. Unless otherwise specified in the 2004 Plan, the Management Development Committee has the power to select the recipients of awards under the 2004 Plan, including Eligible Directors, and has broad power to determine the terms of awards and to change such terms in various ways subsequent to grant. The 2004 Plan permits grants to Eligible Directors of nonqualified stock options, indexed options, restricted stock, restricted stock units, stock appreciation rights, performance share awards, including cash, and deferred stock units at any time prior to October 22, 2014. To date the Management Development Committee has only awarded nonqualified stock options. The exercise price for a nonqualified stock option, other than an indexed option, will be not less than 100% of the fair market value of

Common Stock on the date of grant. Fair market value means for purposes of determining the value of Common Stock on the grant date the average of the closing sales prices of the Common Stock on The Nasdaq Stock Market (“Nasdaq”) (or, if there have been no sales on Nasdaq on any such day, the average of the closing high bid and low asked prices on Nasdaq at the end of such day) for the five (5) consecutive trading days on Nasdaq immediately preceding the grant date. On September 1, 2006 and September 4, 2007, each Eligible Director received nonqualified stock options to purchase 8,000 shares, vesting one-fourth on each of the first four anniversaries of the date of grant. The exercisability of such options is accelerated in the event of the occurrence of certain changes in control of the Company. See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control.” In addition, such options become immediately exercisable in the event that the Eligible Director’s service on the Board is terminated by the Company, he is not re-nominated by the Company to serve on the Board or, if re-nominated, is not re-elected, or voluntarily resigns from the Board at the request of the Company. All options granted under the 2004 Plan are exercisable for a period of ten years from the date of grant, unless earlier terminated due to the termination of the Eligible Director’s service as a director of the Company.
     The 2004 Plan also permits Eligible Directors to purchase shares of Common Stock through the 2004 Plan in exchange for all or a portion of the cash fees payable to them for serving as a director of the Company (“Directors Stock Purchase Rights Option”). By December 31 of each year, a director must make his or her election to purchase shares of Common Stock in exchange for all or a portion of a director’s fees payable from December 1 of that year to December 1 of the next year.
     Directors fees are payable in cash on March 1, June 1, September 1 and December 1 of each year. On each of these dates, we determine the number of shares of Common Stock each Director who has elected to participate in the Directors Stock Purchase Rights Option has earned on that date. This determination is made by dividing all director’s fees payable on each of those dates which the Director has elected to exchange for Common Stock, by the fair market value of the Common Stock on that date. Any portion of the director’s fees payable on each of those dates which the Director has not elected to receive in Common Stock will be paid to the Director in cash. The fair market value of the Common Stock will be determined by using the average of the closing sales price of the Common Stock on the Nasdaq for the five consecutive trading days immediately preceding the date of determination. We will issue share certificates for all shares of Common Stock purchased in a calendar year by December 15th of such year unless a director requests by written notice to receive his or her share certificate at any time during the year.

CORPORATE GOVERNANCE
Board of Directors and Committees
     The Board is responsible for direction of the overall affairs of the Company. Our directors are elected to serve until their successors are elected. The Board and each committee thereof meet formally from time to time and also take action by consent resolutions. During the fiscal year ended June 30, 2007, the Board met a total of six times. All of the current directors who are standing for re-election attended at least 75% of the total meetings of the Board, and of any committee on which they served, held during the period in fiscal 2007 in which they served as directors or members of any such committees. Our policy is that each director is strongly encouraged to attend the Annual Meeting of Shareholders if reasonably possible. All of the directors, except one, attended the 2006 Annual Meeting of Shareholders.
     The Board has delegated certain authority to an Audit Committee, a Management Development, Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee to assist it in executing its duties. The Board has adopted charters for each of these Committees. The charters are available on our website at www.perceptron.com. The Board determined that all of the directors, other than Mr. Pease, are “independent directors” as defined in Marketplace Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. (“Nasdaq”). Mr. Beattie has served as lead director since December 2004 and presides over meetings of the independent directors. The composition and principal functions of each Committee are as follows:
     Audit Committee. The Audit Committee is currently comprised of three outside members of the Board: Messrs. Oswald, Ratigan, who serves as Chairman, and Smith. The Board determined that all of the members of the Audit Committee are independent as required by the rules of the Securities and Exchange Commission (“SEC”) and Nasdaq listing standards for audit committee members. In addition, the Board determined that Mr. Ratigan qualified as an “audit committee financial expert” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for Audit Committee members set forth in the applicable Nasdaq rules. The Audit Committee held eight meetings in fiscal 2007.
     On August 6, 2007, the Board approved and adopted the Audit Committee’s revised charter. The Audit Committee’s primary responsibilities include the following:
(i)	oversee the Company’s financial reporting process on behalf of the Board;

(ii)	review, appoint, compensate, retain and oversee the accounting firm to be appointed as the Company’s independent registered public accounting firm;

(iii)	review in advance the nature and extent of all services provided to the Company by its independent registered public accounting firm;

(iv)	review the independence of the Company’s independent registered public accounting firm;

(v)	review the scope, purpose and procedures of the audit;

(vi)	review the Company’s annual earnings press release, the audited financial statements and the proposed footnotes to be included in the Company’s Annual Report on Form 10-K with management and the auditors;

(vii)	report annually to the Board whether the Audit Committee recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC;

(viii)	review with such auditors its experience, findings and recommendations upon completion of the audit and receive from the auditors their required communications under generally accepted auditing standards;

(ix)	review the Company’s quarterly earnings releases and financial statements with management and the auditors;

(x)	review the Company’s Quarterly Reports on Form 10-Q for filing with the SEC;

(xi)	review proxy statement when authority is delegated by the Board;

(xii)	review the adequacy of the Company’s internal accounting procedures and financial controls and management’s report on internal control over financial reporting required by applicable SEC rules;

(xiii)	oversee compliance by the Company with legal and regulatory requirements;

(xiv)	establish procedures for receipt, retention and handling of complaints and concerns regarding financial matters;

(xv)	act as the Qualified Legal Compliance Committee;

(xvi)	review and approve any related party transactions;

(xvii)	monitor the Company’s risk management activities;

(xviii)	review performance of finance and accounting department; and

(xix)	review and reassess annually the adequacy of the Audit Committee’s charter and performance.
     Management Development, Compensation and Stock Option Committee. The Management Development, Compensation and Stock Option Committee (“Management Development Committee”) is currently comprised of three outside members of the Board: Messrs. Beattie, DeCocco, who serves as Chairman, and Marz.
     On February 9, 2004, the Board approved the Management Development Committee’s charter. The Management Development Committee’s primary responsibilities include the following:
(i)	review the Company’s compensation programs;

(ii)	establish and administer the compensation programs for the Company’s CEO and other officers and key employees under its purview;

(iii)	administer the Company’s stock-based compensation plans;

(iv)	review and recommend compensation for service on the Board;

(v)	provide a committee report for inclusion in the Company’s proxy statement;

(vi)	monitor the Company’s succession planning; and

(vii)	review and reassess annually the adequacy of the Management Development Committee’s charter and performance.
Eleven employees are currently under the purview of the Management Development Committee, including all of the executive officers named in the Summary Compensation Table included herein. Mr. Pease participates in meetings of the Management Development Committee and makes recommendations with respect to the annual compensation of employees under the Committee’s purview. The Management Development Committee reviews and approves the compensation of employees under its purview other than Mr. Pease. The Management Development Committee separately determines the compensation of Mr. Pease in executive session. The Management Development Committee held eight meetings in fiscal 2007.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“Nominating Committee”) is currently comprised of three outside members of the Board: Messrs. DeCocco, Dabrowski and Marz, who serves as Chairman. The Board determined that all members of the Nominating Committee are independent as required by the Nasdaq listing standards for nominating committee members.
     On May 3, 2004, the Board approved the Nominating Committee’s charter. The Nominating Committee’s primary responsibilities include the following:
(i)	establish criteria for the selection of new Board members;

(ii)	conduct searches and interviews for individuals qualified to become Board members;

(iii)	make recommendations to the Board regarding director nominees to stand for election as directors at each annual meeting of shareholders or to fill vacancies on the Board;

(iv)	recommend to the Board the directors to serve on the standing committees of the Board and the structure and functions of such committees;

(v)	develop policies and procedures for Board consideration of shareholder recommendations of Board nominees and handling of shareholder proposals;

(vi)	develop a process for shareholders to communicate with the Board;

(vii)	advise Board on corporate governance matters, including development, review and assessment of corporate governance principles;

(viii)	oversee the Board and committee self-evaluation process;

(ix)	evaluate independence of each Board member; and,

(x)	review and reassess annually the adequacy of the Nominating Committee’s charter and performance.
     The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, professionals and other sources outside the Company, which could include third party search firms. The Nominating Committee will evaluate and screen the list of potential nominees and narrow the list to individuals they believe best satisfy the needs of the Company, with a strong preference given to the continuation of the current Board members. The Nominating Committee will conduct interviews and gather additional information concerning the individuals. Based on the foregoing, the Nominating Committee will recommend to the Board the number of members of the Board to be elected at the next annual meeting of shareholders of the Company and the persons to be nominated for election to the Board. Director candidates need not possess any specific minimum qualifications. Rather, a candidate’s suitability for nomination and election to the Board will be evaluated in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board. Among the desired qualities that the Nominating Committee will consider are: (i) high ethical character; (ii) practical intelligence and judgment, an inquiring mind and a good range of problem solving skills; (iii) independence; (iv) ability to work in a collaborative culture; (v) high-level leadership experience and personal achievement; (vi) prior Board experience or experience advising or reporting to Boards preferably of a publicly traded company; (vii) sufficient personal commitment and time to devote to responsibilities as a director; and (viii) capacity and desire to represent the balanced best interests of the shareholders as a whole.
     The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources except that the Nominating Committee will not consider a director nominee proposed by a shareholder if (i) the shareholder does not submit the required information timely (see “Shareholder Proposals and Nominees for 2008 Annual Meeting – Shareholder Nominees”); (ii) the shareholder or group of shareholders proposing the director nominee do not beneficially own, in the aggregate, more than 5% of the Company’s Common Stock, with the Common Stock used to satisfy this requirement owned for at least one year prior to the date of the recommendation, or (iii) the shareholder proposes as the nominee himself or herself, or an affiliate or affiliated party. See “Shareholder Proposals and Nominees for 2008 Annual Meeting – Shareholder Nominees” for a description of the procedures to be used by shareholders to submit recommendations of possible director nominees to the Nominating Committee. The Nominating Committee held two meetings in fiscal 2007.
Shareholder Communications with the Board of Directors
     Shareholders desiring to communicate with the Board or any individual director may send communications to the Board in writing by mail addressed to the Board of Directors or an individual director, c/o General Counsel, Perceptron, Inc., 47827 Halyard Drive, Plymouth, MI 48170 or by e-mail addressed to boardofdirectors@perceptron.com.
Code of Ethics
     We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to the Company’s directors, executive officers and other employees. The Code of Ethics is available on our website at www.perceptron.com. Shareholders may also obtain a written copy of the Code of Ethics, without charge, by sending a written request to the Investor Relations Department, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170. We will disclose any amendments to, or waivers from, the provisions of the Code of Ethics applicable to the directors or executive officers on the Company’s website.
     Certain information relating to corporate governance matters can be viewed at www.perceptron.com. There we make available, free of charge, our (i) charters for the Audit Committee, Management Development, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee and (ii) Code of Ethics. We intend to post additional information on this website from time to time as the Board adopts or revises policies and procedures. The information found on our website is not part of this or any report we file with, or furnishes to, the SEC.

Audit Committee Report
     In accordance with its revised charter, which was approved and adopted by the Board on August 6, 2007, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Board, the Company’s independent registered public accounting firm and the financial management of the Company.
     The Audit Committee received from the independent registered public accounting firm and reviewed a formal written statement describing all relationships between the firm and the Company that might bear on the firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.
     The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as may be amended or supplemented, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.
     The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended June 30, 2007, including the quality of accounting principles and significant judgments affecting the financial statements.
     Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2007 for filing with the Securities and Exchange Commission. Further, the Audit Committee approved the engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2008.

AUDIT COMMITTEE:	James A. Ratigan, Chairman
Robert S. Oswald
Terryll R. Smith
Management Development, Compensation and Stock Option Committee Interlocks and Insider Participation
     The Management Development Committee currently consists of Messrs. Beattie, DeCocco and Marz. During fiscal 2007, no member of the Management Development Committee served as an officer or employee of the Company or any of its subsidiaries nor had any member of the Management Development Committee formerly served as an officer of the Company or any of its subsidiaries. See “Proposal 1 – Election of Directors”. During fiscal 2007, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on our Board or on our Management Development Committee.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS
Principal Shareholders
     The following table sets forth information with respect to beneficial ownership of the Common Stock by each person known by us to be the beneficial owner of more than five percent of our outstanding Common Stock. The number of shares reported is as of the dates indicated in the footnotes below. The percentage of class is based on 8,295,110 shares of Common Stock outstanding on September 21, 2007. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

Name and Address	Amount and Nature of		Percent
of Beneficial Owner	Beneficial Ownership		of Class
Rutabaga Capital Management LLC 64 Broad Street, 3rd Floor Boston, MA 02109	868,189	(1)	10.47
Royce & Associates, Inc., 1414 Avenue of the Americas New York, New York 10019	764,200	(2)	9.21
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	741,569	(3)	8.94
Alfred A. Pease 47827 Halyard Drive Plymouth, Michigan 48170	589,003	(4)	6.76
Nicusa Capital Partners, L.P. 20 Exchange Place New York, NY 10005	511,809	(5)	6.17

(1)	Based upon its statement on Schedule 13G, dated and filed with the SEC on May 14, 2007, Rutabaga Capital Management LLC has sole power to dispose of 868,189 shares, sole power to vote 289,800 shares and shared power to vote 578,389 shares of Common Stock.

(2)	Based upon its statement on Schedule 13G, dated and filed with the SEC on January 24, 2007, Royce & Associates, Inc. has sole power to vote and dispose of 764,200 shares of Common Stock.

(3)	Based upon its statement on Schedule 13G, dated February 1, 2007 and filed with the SEC on February 9, 2007, Dimensional Fund Advisors LP (“Dimensional”) has sole power to vote and dispose of 741,569 shares of Common Stock. Further, based upon its statement on Schedule 13G, the shares of Common Stock are beneficially owned by investment companies, trusts and accounts which are advised by Dimensional and none of which own more than 5% of the shares of Common Stock. Dimensional disclaims beneficial ownership of such shares of Common Stock.

(4)	Includes options to purchase 419,964 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(5)	Based upon its statement on Schedule 13G, dated and filed with the SEC on January 9, 2007, Nicusa Capital Partners, L.P., (“Nicusa”) has sole power to vote and dispose of 511,809 shares of Common Stock.
Beneficial Ownership by Directors and Executive Officers
     The following table sets forth information with respect to beneficial ownership of the Common Stock by each of our directors and director nominees, the persons named in the Summary Compensation Table and by all our directors and executive officers as a group as of September 21, 2007, unless otherwise indicated. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

	Amount and Nature
Name of Beneficial Owner (1)	Of Beneficial Ownership	Percent of Class
David J. Beattie (2)(3)	19,270	*
Kenneth R. Dabrowski (2)(4)	85,389	1.02%
Philip J. DeCocco (2)(5)	64,724	*
W. Richard Marz (2)(6)	59,721	*
Robert S. Oswald (2)(7)	79,397	*
Alfred A. Pease (2)(8)	589,003	6.76%
James A. Ratigan (2)(9)	19,000	*
Terryll R. Smith (2)(10)	11,500	*
John H. Lowry, III	0	*
Harry T. Rittenour (11)	118,575	1.41%
Paul J. Eckhoff (12)	5,000	*
Sylvia M. Smith (13)	63,433	*
Wilfred J. Corriveau (14)	95,798	1.15%
John J. Garber (15)	2,110	*
Directors and executive officers as a group (12 persons)(3-13)(16)	1,115,012	12.33%

*	Less than 1% of class

(1)	To the best of the Company’s knowledge, based on information reported by such directors and officers or contained in the Company’s shareholder records.

(2)	Serves as a member of the Board of the Company.

(3)	Includes options to purchase 14,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(4)	Includes options to purchase 31,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(5)	Includes options to purchase 27,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(6)	Includes options to purchase 28,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(7)	Includes options to purchase 14,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(8)	Includes options to purchase 419,964 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(9)	Represents options to purchase 19,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(10)	Represents options to purchase 11,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(11)	Includes options to purchase 118,375 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(12)	Represents options to purchase 5,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(13)	Includes options to purchase 57,350 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

(14)	Includes options to purchase 6,250 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007. Mr. Corriveau’s employment as Senior Vice President – Global Automotive terminated in September 2007.

(15)	John J. Garber resigned as Vice President – Finance and Chief Financial Officer in January 2007.

(16)	Includes options to purchase 746,689 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 21, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the securities laws of the United States, our directors, executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. Directors, officers and greater than ten percent shareholders are required by the SEC to furnish us with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and we are required to report in this proxy statement any failure to file by these dates during our last fiscal year. To our knowledge, all of these filing requirements were satisfied during our last fiscal year by our officers, directors and ten percent shareholders, except that Mr. Corriveau failed to file on a timely basis one report relating to two transactions in Common Stock beneficially owned by him, Mr. Garber failed to file on a timely basis one report relating to a single transaction in Common Stock beneficially owned by him and Mr. Lowry failed to file on a timely basis one report relating to his appointment as an executive officer of the Company and a single transaction in Common Stock beneficially owned by him. In making this statement, we have relied solely on the written representations of our directors, officers and ten percent shareholders and copies of the reports that have been filed with the SEC.
EXECUTIVE OFFICERS
     The executive officers listed below were appointed by the Board and serve in the capacities indicated. Executive officers are normally appointed annually by the Board and serve at the pleasure of the Board.

Name and Age	Position and Principal Occupations
Alfred A. Pease, 61	President and Chief Executive Officer of the Company since February 1996. Mr. Pease’s business experience is described under “Proposal 1 — Election of Directors.”

John H. Lowry, III, 60	Vice President – Finance and Chief Financial Officer of the Company since June 2007. He served as Vice President and Chief Financial Officer of Catuity Inc., a provider of information technology software and services, from May 2000 to January 2007.

Harry T. Rittenour, 61	Senior Vice President — Product Production and Quality of the Company since May 2001.

Paul J. Eckhoff, 45	Senior Vice President – Commercial Products of the Company since March 2007 and General Manager – Commercial Products from October 2005 to March 2007. From November 2004 to April 2005, Mr. Eckhoff was Director, Product Management, for Cooper Bussmann, Inc., a producer of circuit protection devices. From 2001 to 2004, Mr. Eckhoff held various positions including Director of Marketing – New Product Development of Delta Machinery and Director of Asia Marketing and New Product Development for the Tools Group of the Porter-Cable, Delta Machinery and DeVilbiss brands at Black & Decker Corporation, a global manufacturing and marketer of power tools and accessories.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion & Analysis
     General Philosophy. This Compensation Discussion and Analysis (“CD&A”) is intended to provide information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our other named executive officers ( the “NEOs”) included in the Summary Compensation Table. This CD&A is intended to place in perspective the compensation information contained in the tables that follow this discussion.
     Our objective is to provide a superior return to shareholders. To support this objective, we believe that we must attract, retain and motivate top quality executive talent. Our executive compensation program is a critical tool in this process.
     Our executive compensation program consists of five components:
•	Base salary;

•	Annual cash profit sharing incentive opportunities;

•	Long-term incentives represented by stock-based awards;

•	Employee benefits; and

•	Severance and change in control benefits.
     Our compensation philosophy at all levels of the organization emphasizes performance-based compensation. This is particularly true of our executive compensation program, which has been designed to link executive compensation to Company performance through at-risk compensation opportunities, providing significant reward to executives who contribute to our success. A significant portion of our NEOs and other executives’ potential annual cash compensation is tied to our profitability goals. We provide long-term incentives to our team through periodic stock awards. Through stock awards to our NEOs and other executives, we have tied a significant portion of their future compensation potential to the creation of long-term shareholder value. Further, we believe that stock-based incentives for team members, in addition to providing an incentive for their continued employment, more closely align their interests with those of the Company and its shareholders.
     Our approach to NEO base salaries is to ensure that they are competitive so that they are effective in attracting and retaining a high quality executive team. Similarly, in designing our employee benefit programs and severance and change in control benefits, we strive to offer benefits consistent with the general practice of comparable companies.
     We believe that compensation should be simple, straightforward and easily understood by the recipients. As a result, our incentive compensation programs have generally been tied to a limited number of key Company-wide performance metrics that can be objectively measured. As the Company grows, particularly into new business segments, we recognize the need to revise our incentive plan structure to properly motivate the executives in each business segment to improve the performance of their business segment, yet continue to work as a team to achieve our Company-wide objectives. During fiscal 2008, we intend to develop revised incentive plans for fiscal 2009 and beyond to address these issues.
     The Role of the Management Development Committee and Chief Executive Officer in the Compensation Process. The Management Development Committee is responsible for the planning, review and administration of our executive compensation program and stock-based executive compensation programs. During the fiscal year ended June 30, 2007, all members of this Committee were non-employee directors of the Company. The Management Development Committee generally meets in conjunction with regularly scheduled Board meetings, although occasionally the Committee meets between Board meetings at the request of the Chief Executive Officer to deal with more immediate executive compensation matters.
     The Management Development Committee generally reviews the components of executive compensation on an annual basis to determine whether there should be any adjustments in base salary, to establish the annual cash profit sharing incentive plan, to determine if stock-based incentives should be granted and to review the terms of our other executive compensation programs. Each year the Chief Executive Officer presents an evaluation of the performance of the NEOs and other executive team members to the Management Development Committee. Based upon this evaluation, the Chief Executive Officer makes recommendations to the Management Development Committee regarding compensation for the NEOs and other executives, other than himself. The Chief Executive Officer may make recommendations regarding changes in a particular NEO or other executive’s compensation more frequently than annually as a result of changes in circumstances, such as the assumption of increased executive level responsibilities. When setting each element of executive compensation, the Management Development Committee also receives a numeric summary of the elements of all of the executives’ compensation packages since their date of employment. The Management Development Committee considers the recommendations of the Chief Executive Officer, as well as the other information provided to them by the Company, and then establishes compensation for the NEOs and other executives, either annually or periodically as the need arises.
     The Management Development Committee independently assesses the performance of the Chief Executive Officer. Based upon that assessment, the performance of the Company and the Management Development Committee’s decisions regarding the compensation of the other NEOs and executives, the Management Development Committee independently establishes the compensation of the Chief Executive Officer, without any recommendations from or participation by the Chief Executive Officer in that process.
     The Management Development Committee has not established a set percentage relationship between the size of the Chief Executive Officer’s compensation package as compared to the other NEOs. However, one of the factors considered by the Management Development Committee in setting the Chief Executive Officer’s compensation is the level of compensation awarded to the other NEOs for each element of compensation. The Chief Executive Officer’s compensation has generally been between one and a half to two times that of the other most highly compensated NEOs.
     The base salary, annual cash profit sharing incentive opportunity, stock-based incentives and other compensation terms for new executive officers are established by the Management Development Committee based upon the recommendation of the Chief Executive Officer and the executive’s qualifications, position and level of responsibility as compared with our other executives.
     The Chief Executive Officer typically proposes the terms of an annual profit sharing plan to the Management Development Committee for consideration. The Committee revises the plan as it deems appropriate and approves the final plan, usually in the first quarter of the fiscal year.
     The Management Development Committee generally reviews all elements of compensation as a whole in establishing executive compensation. It does not have a pre-set formula for the proper mix of the elements, other than the annual cash profit sharing incentive. In the case of our annual profit sharing incentive, each of our team members, including the NEOs and other executives, have a set target percentage of their base salary that can be earned as an annual cash profit sharing incentive for achievement of Company-wide performance metrics.
     Base Salary. The Management Development Committee recognizes the importance of a competitive compensation structure in retaining and attracting valuable senior executives. Executive salary levels are reviewed and established annually. The salaries received by our executives generally reflect their levels of responsibility, our profitability and other factors, such as assessments of individual performance and market practices.
     In fiscal 2006, the Management Development Committee did not increase the base salary of Alfred A. Pease, our Chairman of the Board, President and Chief Executive Officer, or our other executive officers. The Management Development Committee deferred consideration of increases in base salary until it had an opportunity to better evaluate progress in implementing our long-term business strategy approved earlier in that year.

     During fiscal 2006 and 2007, we made significant progress in implementing our long-term business strategy, particularly in expanding our automotive business into China and Asia generally and in launching our new commercial products.
     In light of that progress during fiscal 2007, the Management Development Committee approved a 5.3% increase in Mr. Pease’s base salary (or a 2.6% increase on an annualized basis since his last increase in fiscal year 2005). Base salary increases for the other NEOs in fiscal 2007 ranged from 4.7% to 9.5% (or 2.5% to 4.7% on an annualized basis since their last increase in fiscal year 2005). One of the NEOs, Mr. Eckhoff, received an 18.5% increase in his base salary in fiscal 2007 (or a 16.6% increase on an annualized basis since his last increase in fiscal 2006) in recognition of his increased responsibilities as the leader of our Commercial Products business unit.
     Annual Profit Sharing/Non-Equity Incentive Plan. Our executive officers are eligible for annual cash profit sharing incentive opportunities. Generally, at the beginning of each fiscal year, the Management Development Committee develops a profit sharing plan applicable to all team members, including the Chief Executive Officer of the Company, the other NEOs and our other executives.
     For fiscal 2007, the Management Development Committee adopted the Fiscal Year 2007 Profit Sharing Plan, which applied to all team members of the Company, including Mr. Pease, the other NEOs and our other executives.
     The Fiscal Year 2007 Profit Sharing Plan provided that the Company would make a profit sharing payout only if the Company achieved earnings per share (“EPS”) in excess of $0.35, which was the target level established by the Board under the Fiscal Year 2007 Profit Plan (the “EPS Bonus Component”). For performance in excess of that level, an increasing portion of each dollar of Company pre-tax earnings above progressive earnings per share targets would be added to the profit sharing pool, starting at $0.25 for achieving the approved Fiscal Year 2007 Profit Plan and increasing to $0.35 at an EPS level in excess of $0.40, $0.40 at an EPS level in excess of $0.45 and $0.45 at an EPS level in excess of $0.50. There was no cap on the amount that could be added to the pool, although the portion of each dollar of Company pre-tax earnings added to the pool decreased to $0.20 once an EPS of $0.66 was reached. The Management Development Committee has the discretion to adjust the Company’s final EPS number upward or downward to reflect unusual events occurring during the fiscal year. To date, the Committee has not adjusted the Company’s final EPS number under similar prior profit sharing plans and did not do so in fiscal 2007.
     The actual profit sharing pool earned under the Fiscal Year 2007 Profit Sharing Plan would be divided among team members in relation to their profit sharing potential for the year. Each team member’s profit sharing potential for the year was stated as a percentage of their base salary. The level was 60% for Mr. Pease and 55% for the other NEOs. Compared to other team members, the NEOs and other executives have the highest percentage of their total cash compensation tied to the annual profit sharing plan due to their higher level of responsibility and direct impact on our profitability.
     The executive officers, including Mr. Pease, were eligible to earn 90% of the profit sharing payout based upon the level of EPS achieved by the Company. The other 10% of their profit sharing payout was earned based upon the percentage increase in the stock price of the Common Stock over an $8.05 stock price threshold, with the entire Stock Price Bonus earned at a $2.50 increase (the “Stock Price Bonus Component”). The Stock Price Bonus was calculated using the average closing price of the Common Stock for the first three trading days of fiscal 2008.
     Our fiscal 2007 EPS was below the target level established in the Fiscal Year 2007 Profit Plan and so no bonus was earned under the plan. Although our stock price did increase by more than $2.50, the Stock Price Bonus Component of the plan was not payable since the Fiscal Year 2007 Profit Plan EPS target was not achieved.
     No discretionary bonuses were paid to Mr. Pease or the other executive officers in fiscal 2007, other than Ms. Smith. Ms. Smith received a special bonus of $20,000 in fiscal 2007 in recognition of the additional services provided by her while serving as Acting Chief Financial Officer from January 19, 2007 through June 25, 2007.
     The Management Development Committee adopted the same profit sharing plan for fiscal 2008, except that the portion of each dollar of Company pre-tax earnings added to the pool decreases to $0.20 once an EPS of $0.60 is reached and the Stock Price Bonus Component has a stock price threshold of $10.10, with the entire Stock Price

Bonus earned at a $3.00 increase. In addition, the actual profit sharing pool earned under the fiscal 2008 plan will be allocated among the team members, including the Chief Executive Officer and the other NEOs, as determined by the Management Development Committee in its discretion, based upon the recommendation of the Chief Executive Officer.
     Stock-Based Incentives. The 2004 Plan permits the Management Development Committee to grant indexed options, stock appreciation rights, restricted stock, restricted stock units, performance share awards and deferred stock units, in addition to incentive and non-qualified stock options.
     In fiscal 2006, the Management Development Committee reviewed the various stock-based incentive alternatives available to the Company under the 2004 Plan as part of its development of a program to provide appropriate long-term incentives to the executive team and more closely align their interests with the Company and its shareholders.
     Based upon that review, the Management Development Committee determined to use grants of non-qualified stock options as the Company’s long-term stock incentive program for the executive team. The Management Development Committee also determined to continue its past practice of using non-qualified stock options to motivate team members at other levels within the Company. In reaching its decision, the Management Development Committee considered the tax impact of each alternative form of stock grant on the Company and the team members, the accounting treatment of each alternative, particularly under FAS 123R, the cash impact on the Company of each alternative and the relevant level of incentive each alternative would provide team members. The decision to use non-qualified stock options was principally based upon the Committee’s determination that options provide greater incentive to team members because of the beneficial tax treatment for team members as compared to other alternatives and because team members are more familiar with this form of stock incentive. The use of non-qualified stock options will provide the Company with a tax deduction upon exercise of the options not generally available with incentive stock options. The Management Development Committee also believes that the use of non-qualified stock options will allow them to develop an attractive stock incentive program, while minimizing related accounting expense and maximizing the positive impact on the Company’s cash.
     Stock option grants have historically been utilized by the Company as part of its compensation program for all levels of team members, including the Company’s executives. The Company’s stock option program permits team members to buy a specific number of shares of Common Stock in the future, at the fair market value of such shares on the date the option is granted. Since stock options gain value only if the price of the Common Stock increases above the option exercise price, this use of stock option grants reflects the Company’s philosophy of linking compensation to performance. In addition, the Management Development Committee believes that stock option grants to team members help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its shareholders. We also utilize stock options as part of our standard compensation package developed to attract highly qualified candidates to the Company.
     In light of the changes in accounting for stock options, in fiscal 2006, the Management Development Committee determined to reduce the size of individual stock option grants and to limit the team members to whom they are granted. With that in mind, in fiscal 2006, the Management Development Committee generally reduced the number of shares covered by each stock option grant to the executive team, including Mr. Pease, to one half the number of shares covered by options granted to them in fiscal 2005. The Management Development Committee determined in fiscal 2007 to continue that general approach. However, in recognition of the progress made in executing our long-term business strategy during fiscal 2007, the Management Development Committee determined generally to increase the level of options granted to the NEOs in fiscal 2007.
     In fiscal 2007, Mr. Pease was granted options under the 2004 Plan to purchase 30,000 shares of Common Stock. The grant reflected the Management Development Committee’s evaluation of Mr. Pease’s performance since the beginning of fiscal 2007, including his continued strong leadership of the Company and, in particular, his vision in developing our Commercial Products business. The Committee also believed that an additional option grant to Mr. Pease was appropriate to continue to more closely align his interests with those of our shareholders.
     In fiscal 2007, the Management Development Committee also granted options to purchase shares of Common Stock under the 2004 Plan to the other executive officers of the Company. Our NEOs received grants of options to purchase between 12,500 and 15,000 shares of Common Stock (7,000 in the case of Ms. Smith, who was serving as Acting Chief Financial Officer). These option grants were made in recognition of the continued contributions these executives were making to the execution of the Company’s business strategy implemented in fiscal 2006 and to provide them continued incentive to execute that strategy. The size of the grants was made based on the Committee’s desire to continue to limit the number of shares granted under the stock incentive program and its evaluation of the contributions made by each of the executive officers.
     Mr. Lowry was granted options to purchase 25,000 shares of Common Stock upon his joining the Company as Vice President — Finance and Chief Financial Officer, which is consistent with the level of options granted to other executive officers when they joined the Company.
     Options granted to Mr. Pease and the other executive officers in fiscal 2007 become exercisable in four equal annual installments, beginning one year from their date of initial grant, at an exercise price equal to the fair market value of the Common Stock on the date of their initial grant. In addition, any portion of these options that is not exercisable become exercisable immediately upon a Change in Control of the Company as described under “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control”.
     Options granted by the Company prior to fiscal 2006 generally become exercisable upon a Change in Control of the Company only if they were not assumed by the acquirer or if the executive was terminated by the acquirer following the Change in Control or by the executive for Good Reason following the Change in Control. In fiscal 2006, the Management Development Committee changed its prior practice and provided for options to become exercisable immediately upon a Change in Control in order to provide executives with the appropriate incentives to act in the best interests of the Company and its shareholders, without concern for their own personal interests, and to provide for continuity of management during the pendency of a transaction that could result in a Change in Control of the Company.
     In the Management Development Committee’s view, cash severance compensation, which is intended to provide compensation to an executive while he or she seeks alternative employment, generally should be triggered only if the executive’s employment is actually terminated, not just because the Company has been sold. However, stock incentive awards, like stock options, are intended to be long-term compensation awards that are realized once the shareholders realize long-term value. Since shareholders generally realize that long term value in connection with a Change in Control transaction involving the Company, the Management Development Committee believes that the executive should realize the benefits of their long-term compensation awards at the same time. Accordingly, the Management Development Committee has determined that stock option grants should become fully exercisable upon a Change in Control of the Company.
     The Management Development Committee grants stock options to the NEOs, members of the Board of Directors and other team members periodically as they deem appropriate, although generally not more frequently than annually. The exercise price of each stock option grant is established based upon the fair market of the Common Stock on the Grant Date, which typically is the first business day of the month following the month in which the grant was approved by the Management Development Committee. Because the Management Development Committee generally meets just prior to the issuance of our quarterly or annual earnings press release, the Grant Date is generally within two to three weeks following the announcement of an earnings press release by the Company.
     Employee Benefits. We believe it is important to the retention of our team members that we maintain a competitive benefit package at all levels within the Company. Further, we believe a well designed employee benefit program further promotes the creation of value for our shareholders by enhancing job productivity by encouraging our team members to maintain a healthy lifestyle and providing a reasonable level of financial support in the event of an illness, injury or death.
     All of our team members, including the NEOs and our other executives, receive customary benefits such as medical, dental and vision plans, short and long term disability and group life insurance. In addition, the NEOs and certain other executives receive enhanced life insurance benefits, commensurate with their higher compensation levels.

     We also maintain a 401(k) Profit Sharing Plan (the “401(k) Plan”) in which all team members, including the NEOs and our other executives, are eligible to participate on the same basis. All team members are eligible to contribute up to 75% of their salaries on a pre-tax basis to the 401(k) Plan. For calendar year 2006, the annual maximum contribution limit was $15,000 for employees under 50 years of age and $20,000 for employees 50 years of age or older. In addition, the Board of Directors may authorize the Company, from time to time, to match a portion of the team members’ contributions to the 401(k) Plan. The current approval is to match 50% of each team member’s voluntary contribution to the 401(k) Plan, including those made by the NEOs and our other executives.
     To facilitate the performance of their management responsibilities, we provide certain key employees selected perquisites, such as either a company paid automobile lease and related expenses or allowance, reimbursement for monthly country club dues, relocation benefits to key employees when they join us, and other personal benefits.
     Severance Agreements. In fiscal 2005, the Board, upon recommendation of the Management Development Committee, authorized the implementation of formal severance agreements for the Company’s executive officers. The terms of the severance agreements are described under “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control”. The Board determined it appropriate to formalize the Company’s general severance policies and practices for its executive team and at the same time institute enhanced severance arrangements payable in the event of a termination of the executive’s employment following a Change in Control of the Company. The Board and Management Development Committee believe that the enhanced severance arrangements are necessary in order to provide executives with the appropriate incentives to act in the best interests of the Company and its shareholders, without concern for their own personal interests, and to provide for continuity of management during the pendency of a transaction that could result in a Change in Control of the Company. The Management Development Committee, in developing its recommendations to the Board, consulted with an outside compensation consultant hired by the Committee and the Company’s outside legal counsel. Based upon the foregoing, the Management Development Committee believes that the severance agreements contain terms and conditions which are comparable to those used by other companies that are similar in size to the Company.
     The NEOs have all entered into our standard executive agreement not to compete, restricting the executive’s right to compete with us for the longer of twelve months following the termination of employment or the period post-termination during which we are required to make payments to the executive, and standard employee proprietary information and inventions agreement, containing confidentiality provisions and a two-year post-termination restriction on soliciting our employees. We have the right to cease all further payments under the NEO’s severance agreement in the event that the NEO violates the executive non-competition agreement. The NEOs must sign a standard release to receive payments under the severance agreements, including standard non-disparagement provisions.
     Payments under the severance agreements, when aggregated with any other “golden parachute” amounts (defined under Section 280G of the Internal Revenue Code as compensation that becomes payable or accelerated due to a Change in Control) payable under any of our other plans, agreements or policies, currently can not exceed the golden parachute cap under Sections 280G and 4999 of the Internal Revenue Code. See “Compensation of Executive Officers – Compensation Discussion and Analysis – Golden Parachute Excise Tax” below for a further discussion of our policy with respect to golden parachute amounts.
     Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code restricts the deductibility of executive compensation paid to the chief executive officer and any of the four most highly compensated executive officers at the end of the fiscal year to the extent such compensation (including gains from the exercise of certain stock options) exceeds $1,000,000 in any year. There are exceptions to the limitation for performance-based compensation that is based on nondiscretionary, pre-established performance goals.
     Our Board established certain restrictions on the granting of options under the 1992 Stock Option Plan and the 2004 Plan, which replaces the 1992 Stock Option Plan, so that compensation realized in connection with the stock-based grants under both plans would be exempt from the restrictions on deductibility under Section 162(m). The 1992 Stock Option Plan restricted to 200,000 the number of shares of Common Stock that could be subject to options granted to any salaried employee in any fiscal year. The 2004 Plan restricts stock grants to any participant in any fiscal year as follows: (i) up to 200,000 shares of Common Stock may be subject to stock option grants, (ii) up to 200,000 shares of Common Stock may be subject to stock appreciation right grants, (iii) up to 200,000 shares of Common Stock may be subject to restricted stock awards, and (iv) up to 200,000 shares of Common Stock may be subject to performance share awards. It is important to note that while these restrictions allow the Management Development Committee continuing discretion in establishing executive officer compensation, they do limit such discretion by restricting the size of stock awards which the Management Development Committee may grant to any single individual. The permitted size of the stock awards to a single individual was established based on the determination of the maximum number of shares which would be required to be granted in any fiscal year to retain or attract a chief executive officer of the Company.
     We do not believe that other components of our compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility under Section 162(m). Accordingly, we believe that we have taken appropriate actions to preserve the deductibility of most of the annual performance bonuses and long-term performance incentive awards the Management Development Committee is likely to award in any given year. We will continue to evaluate the advisability of qualifying future executive compensation programs for deductibility under the Internal Revenue Code.
     The Management Development Committee recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards to enable us to attract, retain and motivate highly qualified executives. It has the authority to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations and guidance, no assurance can be given that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) will in fact do so.
     Stock Option Expense. Beginning in fiscal year 2006, we were required under FAS 123R to record compensation expense associated with stock awards to our employees, including the NEOs , as more fully discussed in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007. As discussed above, the Management Development Committee did consider the impact of FAS 123R in determining to use grants of non-qualified stock options as our principal long-term incentive program for the executive team. Further, the Management Development Committee does consider the amount of compensation expense required to be recorded in determining the size of stock option grants to the Chief Executive Officer and the aggregate grants made to the remainder of the executive team and team members generally.
     Golden Parachute Excise Tax. Section 280G of the Internal Revenue Code imposes tax penalties on golden parachute payments associated with a change in control of the Company to the extent they exceed a specified level. These penalties include a 20% excise tax on executives receiving these excess payments and the elimination of our tax deduction for these payments. Payments under our severance agreements and from the acceleration of the exercisability of our stock options in the event of a change of control of the Company are potentially subject to these tax penalties. Currently, payments under our severance agreements are capped at an amount that will not trigger the excise tax. There is no similar limitation on the acceleration of the exercisability of stock options since we believe it is unlikely that the acceleration of options alone would cause an executive to exceed the specified level. The Management Development Committee recognizes the need to retain flexibility to make compensation decisions that may cause payments to executives to exceed the levels specified in Section 280G to enable us to attract, retain and motivate highly qualified executives. It therefore has the authority to approve compensation that would exceed the specified level or to remove the cap contained in the severance agreements in appropriate circumstances.
Report of the Management Development, Compensation and Stock Option Committee
     The Management Development, Compensation and Stock Option Committee has reviewed and discussed this Compensation Discussion and Analysis with management and, based on the review and discussions with management, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MANAGEMENT DEVELOPMENT,	Philip J. DeCocco, Chairman
COMPENSATION AND STOCK	David J. Beattie
OPTION COMMITTEE	W. Richard Marz

Summary Compensation Table
     The following table sets forth certain information as to compensation paid by us for services rendered in all capacities to the Company and its subsidiaries during fiscal 2007 to (i) our Chief Executive Officer, (ii) to person’s serving as our Chief Financial Officer at any time during fiscal 2007, and (iii) our three other most highly compensated executive officers (the “named executive officers” or “NEOs”) at June 30, 2007. Please see the Compensation Discussion and Analysis for additional detail regarding the Committee’s compensation philosophy, practices and fiscal 2007 compensation decisions.
SUMMARY COMPENSATION TABLE FOR FISCAL 2007

						Non-Equity	All Other
Name and					Option	Incentive Plan	Compensation
Principal Position	Year	Salary	Bonus		Awards(1)	Compensation(2)	(3)(4)	Total
Alfred A. Pease,	2007	$322,283	—		$160,363	$0	$41,392	$524,038
President, Chief Executive Officer and Chairman of the Board

John H. Lowry III,	2007	$3,654	—		$0	$0	$0	$3,654
Vice President – Finance and Chief Financial Officer

Harry T. Rittenour,	2007	$182,333	—		$57,146	$0	$11,369	$250,848
Senior Vice President, Product Production and Quality

Paul J. Eckhoff,	2007	$150,914	—		$13,298	$0	$19,589	$183,801
Senior Vice President, Commercial Products

Sylvia M. Smith,	2007	$120,000	$20,000	(6)	$27,761	$0	$9,619	$177,380
Controller and Former Acting Chief Financial Officer (5)

John J. Garber,	2007	$120,552	—		$43,490	$0	$12,224	$176,266
Former Vice President – Finance and Chief Financial Officer (7)

Wilfred J. Corriveau,	2007	$228,167	—		$56,989	$0	$12,843	$297,999
Former Senior Vice President, Global Automotive (8)

(1)	Represents the compensation cost incurred during fiscal 2007 associated with stock options awarded prior to June 30, 2007 calculated in accordance with FAS 123R. These amounts relate to options granted during the fiscal years ended June 30, 2007, 2006, 2005, 2004 and 2003. These amounts are based on the grant date fair value of such awards expensed over the requisite vesting period, excluding any forfeiture reserves recorded for these awards. There can be no assurance that the FAS 123R option award amounts shown above will ever be realized. The assumptions we used to calculate these amounts are included in Note 9 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for fiscal years 2007, 2006 and 2005 and, in the case of certain stock options held by Mr. Garber that were modified in fiscal 2007, footnote 7 to the table under “Compensation of Executive Officers – Grants of Plan-Based Awards for Fiscal 2007”.

(2)	No profit sharing payments were earned under our Fiscal 2007 Profit Sharing Plan. As discussed under “Compensation of Executive Officers – Compensation Analysis and Discussion – Annual Profit Sharing/Non-Equity Incentive Plan Compensation,” the plan only provides for annual profit sharing payments based on annual performance goals for fiscal 2007 which were not achieved.

(3)	Perquisites and other personal benefits were provided to all of the persons named in the Summary Compensation Table. In accordance with SEC rules, disclosure of such amounts is not required, other than for Messrs. Pease and Eckhoff, because the aggregate amount of such compensation received by each of the respective individuals for fiscal 2007 was less than $10,000.

(4)	“All Other Compensation” is comprised of (i) contributions made by us to the accounts of the named executive officers under our 401(k) Plan with respect to fiscal 2007 as follows: Mr. Pease $10,250; Mr. Lowry $0; Mr. Rittenour $9,900; Mr. Eckhoff $0; Ms. Smith $8,875; Mr. Garber $10,031; and Mr. Corriveau $10,125, (ii) the

dollar value of any life insurance premiums we paid in fiscal 2007 with respect to term life insurance for the benefit of the named executives as follows: Mr. Pease $7,000; Mr. Lowry $0; Mr. Rittenour $1,469; Mr. Eckhoff $564; Ms. Smith $744; Mr. Garber $2,193; and Mr. Corriveau $2,718, (iii) payments to Mr. Pease made in fiscal 2007 relating to reimbursement of monthly country club dues, (iv) the aggregate incremental cost to the Company in fiscal 2007 for personal and business use by Messrs. Pease and Eckhoff of a company leased automobile including insurance, gasoline and maintenance expenses, and (v) relocation payments to Mr. Eckhoff in fiscal 2007 relating to reimbursement of temporary living expenses incurred. SEC rules require costs of commuting and other uses not directly and integrally related to our business to be disclosed as compensation to the executive. Because we do not track automobile use in this way, the automobile related costs included in the table for Messrs. Pease and Eckhoff represent 100 percent of our actual expenditures for both personal and business use of the leased automobiles.

(5)	Ms. Smith served as Acting Chief Financial Officer from January 19, 2007, the date of Mr. Garber’s retirement from the Company, to June 25, 2007, when Mr. Lowry was appointed Chief Financial Officer.

(6)	Special bonus paid to Ms. Smith in recognition of the additional services provided by her while serving as Acting Chief Financial Officer from January 19, 2007 until June 25, 2007.

(7)	Mr. Garber retired as Vice President — Finance and Chief Financial Officer on January 19, 2007.

(8)	Mr. Corriveau’s employment with the Company terminated on September 6, 2007.
Grants of Plan-Based Awards
     The following table sets forth information concerning each grant of a plan-based award made to a NEO during fiscal year 2007.
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007

	Estimated
	Possible
	Target			All Other
	Payments			Option Awards:	Exercise
	Under Non-		Date Approved	Number of	Price of	Grant Date
	Equity		by Management	Securities	Option	Fair Value
	Incentive Plan		Development	Underlying	Awards	of Option
Name	Awards(1)	Grant Date(2)	Committee(2)	Options(3)	($/Sh)(4)	Awards(5)
Alfred A. Pease	$185,220	06/01/2007	05/07/2007	30,000	8.92	$95,166
John H. Lowry III	—	07/02/2007	06/05/2007	25,000	9.90	$89,145
Harry T. Rittenour	$92,950	06/01/2007	05/07/2007	15,000	8.92	$47,583
Paul J. Eckhoff	$74,250	06/01/2007	05/07/2007	15,000	8.92	$47,583
Sylvia M. Smith	$66,000	06/01/2007	05/07/2007	7,000	8.92	$22,205
John J. Garber(6)	$105,050	01/19/2007	01/04/2007	104,250 (6)	— (7)	$25,634 (7)
Wilfred J. Corriveau	$120,450	06/01/2007	05/07/2007	12,500	8.92	$39,653

(1)	The amount reported in this column is the amount that would have been paid under our Fiscal 2007 Profit Sharing Plan if the NEOs had earned their full target profit sharing potential for the fiscal year, which was 60% of Mr. Pease’s and 55% of the other NEO’s base salary level at the beginning of fiscal year 2007. We do not have threshold or maximum payment levels under the Fiscal 2007 Profit Sharing Plan. Profit sharing payments start once the minimum performance standard is satisfied (EPS of $0.35) and there is no cap on the level of payments that can be earned above the target level, although profit sharing payments are earned at a lesser percent ($0.20 per dollar of pre-tax earnings) once the target profit sharing potential is earned. Mr. Lowry was not eligible to receive a profit sharing payment since he was not employed by the Company prior to January 1, 2007. See “Compensation of Executive Officers – Compensation Discussion and Analysis – Annual Profit Sharing/Non-Equity Incentive Plan.”

(2)	All awards under the 2004 Plan are granted upon approval of the Management Development Committee. During fiscal 2007, the Management Development Committee only granted stock options under the 2004 Plan. Awards made in fiscal 2007 became effective (the “Grant Date”) on the first business day of the month following the month in which the grant was approved by the Management Development Committee. The exercise price of the option award was set based upon the Grant Date as described in Note 4 below.

(3)	Other than for Mr. Garber, twenty-five percent of the option becomes exercisable on each anniversary of the date of grant. The options shares become immediately exercisable in the event of change in control as described under “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control.” These options expire ten years from their date of grant or, if earlier, one year after the optionee’s death or permanent disability or three months after the optionee’s termination of employment.

(4)	The exercise price of the stock option awards under the 2004 Plan is set at the average closing sales price of the Common Stock on Nasdaq for the five consecutive trading days on Nasdaq immediately preceding the Grant Date.

(5)	The amounts reported in this column, other than for Mr. Garber, represent the grant date fair value of the entire award under FAS 123R. The assumptions we used to calculate these amounts are included in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

(6)	Effective upon Mr. Garber’s retirement, we modified his existing options by accelerating the exercisability of options to purchase 12,500 shares of Common Stock under the 1992 Plan and allowing Mr. Garber until December 31, 2007 in which to exercise his remaining 104,250 of exercisable stock options. The following is a list of Mr. Garber’s stock options that were modified. The Original Exercise Price of the Option Awards listed below was determined at the Original Grant Date based on the fair market value of the Common Stock at that time. The closing market price of the Common Stock on January 19, 2007, the effective date of the modification to Mr. Garber’s stock options, was $9.48.

		Original Exercise	Number of Shares Subject
	Number of	Price of Option	to Acceleration of
Grant Date	Underlying Options	Awards ($/Sh)	Exercisability
03/01/1999	35,000	5.24	—
09/03/1999	5,000	3.99	—
01/02/2001	3,000	1.53	—
01/02/2002	11,250	1.24	—
09/03/2002	15,000	1.42	—
09/02/2003	20,000	6.50	5,000
11/05/2004	15,000	6.71	7,500

(7)	The amount reported in this column represents the incremental change in fair value under FAS 123R of Mr. Garber’s existing stock options as a result of the acceleration of the exercisability of options to purchase 12,500 shares of Common Stock under the 1992 Plan and an approximately eight month extension of the period in which Mr. Garber could exercise his remaining 104,250 stock options. The assumptions we used to calculate this amount are included in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, but were revised to reflect as of Mr. Garber’s retirement date the current common stock price, common stock price volatility, risk free rate of return and the expected option term assumptions required under FAS 123R to determine the fair value expense of this stock option modification.
Employment Agreements
     Mr. Pease serves in his present capacity pursuant to the terms of an employment agreement. Mr. Pease’s agreement provides for an annual base salary, subject to increase at the discretion of the Management Development Committee, reimbursement of reasonable monthly club dues, benefits comparable to the Company’s other executive officers, including life, disability and health insurance and the use of a Company leased automobile, an annual performance bonus target level of 60% of his base salary and other personal benefits.
     No other NEO has an employment agreement with us, other than the agreements discussed under “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control”.
     For a description of material modifications to stock options held by Messrs. Garber and Corriveau in connection with their termination of employment with us, see “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control”.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides information with respect to unexercised options held by the NEOs as of June 30, 2007.
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options (#)	Options (#)			Option Expiration
Name	Exercisable	Unexercisable		Option Exercise Price	Date(1)
Alfred A. Pease	—	30,000	(2)	$8.92	05/31/2017
	6,250	18,750	(3)	$6.98	01/01/2016
	25,000	25,000	(4)	$6.71	09/30/2014
	75,000	25,000	(5)	$6.50	09/01/2013
	33,680	—		$1.42	09/02/2012
	60,000	—		$1.24	01/01/2012
	102,534	—		$1.53	01/01/2011
	25,000	—		$3.99	09/02/2009
	25,000	—		$6.20	12/31/2008
	30,000	—		$26.55	10/31/2007
John H. Lowry III	—	25,000	(6)	$9.90	07/01/2017
Harry T. Rittenour	—	15,000	(2)	$8.92	05/31/2017
	3,125	9,375	(3)	$6.98	01/01/2016
	12,500	12,500	(4)	$6.71	09/30/2014
	16,500	7,500	(5)	$6.50	09/01/2013
	25,000	—		$1.42	09/02/2012
	18,000	—		$1.24	01/01/2012
	15,500	—		$1.53	01/01/2011
	10,000	—		$3.94	05/31/2010
	10,000	—		$3.99	09/02/2009
Paul J. Eckhoff	—	15,000	(2)	$8.92	05/31/2017
	5,000	15,000	(7)	$7.27	11/30/2015
Sylvia M. Smith	—	7,000	(2)	$8.92	05/31/2017
	1,250	3,750	(3)	$6.98	01/01/2016
	5,000	5,000	(4)	$6.71	09/30/2014
	11,250	3,750	(5)	$6.50	09/01/2013
	10,000	—		$2.08	01/01/2013
	7,500	—		$1.24	01/01/2012
	5,000	—		$1.53	01/01/2011
	1,100	—		$3.99	09/02/2009
	10,000	—		$6.29	09/30/2008
John J. Garber	15,000	—		$6.71	12/31/2007
	20,000	—		$6.50	12/31/2007
Wilfred J. Corriveau(8)	—	12,500	(2)	$8.92	05/31/2017	(8)
	3,125	9,375	(3)	$6.98	01/01/2016	(8)
	12,500	12,500	(4)	$6.71	09/30/2014	(8)
	22,500	7,500	(5)	$6.50	09/01/2013	(8)
	4,500	—		$1.42	09/02/2012	(8)
	37,500	—		$3.16	10/01/2010	(8)

(1)	Options expire on the date indicated or, except for Mr. Garber, if earlier, one year after the optionee’s death or permanent disability or three months after the optionee’s termination of employment.

(2)	One quarter of these shares will vest on each of June 1, 2008, 2009, 2010 and 2011.

(3)	One third of these shares will vest on each of January 2, 2008, 2009 and 2010.

(4)	One half of these shares will vest on each of November 5, 2007 and 2008. Mr. Corriveau’s employment with the Company terminated on September 6, 2007. We accelerated the exercisability of Mr. Corriveau’s options to purchase 6,250 shares that would have vested on November 5, 2007.

(5)	These shares vested on September 2, 2007.

(6)	One quarter of these shares will vest on each of July 2, 2008, 2009, 2010 and 2011.

(7)	One third of these shares will vest on each of December 1, 2007, 2008 and 2009.

(8)	As a result of Mr. Corriveau’s termination of employment on September 6, 2007, these options expire on December 6, 2007.
Option Exercises and Stock Vested
     The following table provides information with respect to options exercised by the NEOs during fiscal 2007.
OPTION EXERCISES DURING FISCAL 2007

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise (1)
Alfred A. Pease	76,320	$628,229
John H. Lowry III	0	—
Harry T. Rittenour	12,000	$27,640
Paul J. Eckhoff	0	—
Sylvia M. Smith	0	—
John J. Garber	69,250	$408,710
Wilfred J. Corriveau	20,500	$147,185

(1)	Calculated by multiplying the number of shares acquired upon exercise by the closing price of the Common Stock on Nasdaq on the exercise date less the exercise price of the option.
Potential Payments Upon Termination or Change in Control
     We have entered into severance agreements with Messrs. Pease, Lowry, Rittenour and Eckhoff and Ms. Smith. Under the terms of Mr. Pease’s severance agreement, in the event that we terminate his employment without Cause, he will be paid an amount of cash severance equal to one times his current annual base salary, as in effect immediately prior to his termination, a prorated portion of any bonus he would have earned for the year of termination had Mr. Pease been employed at the end of the applicable bonus period, and continuation of Company-provided health, welfare and automobile benefits for one year. Under the terms of Messrs. Lowry, Rittenour and Eckhoff and Ms. Smith’s severance agreements, in the event their employment is terminated without Cause, they will be paid an amount of severance equal to six months of their current annual base salary, as in effect immediately prior to their termination, a prorated portion of any bonus they would have earned for the year of termination had they been employed at the end of the applicable bonus period, and continuation of Company-provided health, welfare and automobile benefits for six months. All severance payments and benefits will be paid or provided over the period during which we are required to provide the benefit.
     The severance agreements also provide that, if the employment of our executive officers are terminated for any reason other than death, disability or cause, or they resign for “Good Reason”, six months prior to or within two years after a “Change in Control”, in lieu of the severance described in the prior paragraph, Mr. Pease will be entitled to an amount of severance equal to two times his current annual base salary, as in effect immediately prior to his termination, a prorated portion of his target bonus for the year of termination, based on the number of days worked in the year of termination, continuation of Company-provided health benefits until Mr. Pease becomes eligible for Medicare benefits and welfare and automobile benefits for two years and continued coverage under director and officer liability insurance policies, and Messrs. Lowry, Rittenour and Eckhoff and Ms. Smith will be entitled to an amount of severance equal to one times their current annual base salary, as in effect immediately prior to their termination, a prorated portion of their target bonus for the year of termination, based on the number of days worked in the year of termination, continuation of Company-provided health, welfare and automobile benefits for one year and continued coverage under director and officer liability insurance policies. Base salary and bonus severance payments will be paid in a lump sum at the time of termination of employment and other benefits will be provided over the period during which we are required to provide the benefit. The special severance expires three years from the date of the severance agreement, except that such expiration date shall be extended for consecutive one year periods, unless, at least 180 days prior to the expiration date, we notify the executive in writing that we are not extending the term of these provisions.
     The NEOs have all entered into our standard executive agreement not to compete, restricting the executive’s right to compete with us for the longer of twelve months or the period in which we are required to make payments to the executive, and standard employee proprietary information and inventions agreement, containing confidentiality provisions and a two-year restriction on soliciting our employees. We have the right to cease all further payment under the NEOs severance agreements in the event that the NEO violates the executive non-competition agreement. The NEOs must sign a standard release to receive payments under the severance agreements, including standard non-disparagement provisions.
     Payments under the severance agreements, when aggregated with any other “golden parachute” amounts (defined under Section 280G of the Internal Revenue Code as compensation that becomes payable or accelerated due to a Change in Control) payable under this agreement or any of our other plans, agreements or policies, shall not exceed the golden parachute cap under Sections 280G and 4999 of the Internal Revenue Code.
     Agreements relating to stock options granted under the 2004 Plan to each of the executive officers named in the Summary Compensation Table, as well as stock options granted under the 2004 Plan to our other officers beginning in fiscal 2006, provide that such options become immediately exercisable in the event of a Change in Control.
     Agreements relating to stock options granted under the 1992 Plan to each of the executive officers named in the Summary Compensation Table, as well as stock options granted under the 1992 Plan and stock options granted under the 2004 Plan prior to fiscal 2006 to our other officers, also provide that such options become immediately exercisable in the event that the optionee’s employment is terminated without Cause, or there is a diminishment of the optionee’s responsibilities, following a Change in Control of the Company or, if, in the event of a Change in Control, such options are not assumed by the person surviving the Change in Control or purchasing the assets in the Change in Control.
     “Change in Control” for purposes of the severance agreements, the 2004 Plan and the 1992 Plan is generally defined as:
•	A merger of the Company in which the Company is not the survivor,

•	A share exchange transaction in which our shareholders own less than 50% of the stock of the survivor,

•	The sale or transfer of all or substantially all of our assets, or

•	Any person, or group of persons who agree to act together to acquire, hold, vote or dispose of the Common Stock, acquires more than 50% of the Common Stock.
     “Cause” is generally defined as the executive’s:
•	Personal dishonesty in connection with the performance of services for us,

•	Willful misconduct in connection with the performance of services for the Company,

•	Conviction for violation of any law involving (A) imprisonment that interferes with performance of duties or (B) moral turpitude,

•	Repeated and intentional failure to perform stated duties, after written notice is delivered identifying the failure, and it is not cured within 10 days, or

•	Breach of a fiduciary duty to the Company.
     “Good Reason” is generally defined as the occurrence of any of the following events without the executive’s written consent, if the executive terminates employment within one year following the occurrence of such event:
•	Reassignment of the executive to substantial duties materially inconsistent with his or her position, duties, responsibilities and status immediately prior to the Change in Control,

•	Substantial diminution in the executive’s position, duties, responsibilities or status with the Company immediately prior to the Change in Control,

•	Reduction in the executive’s base salary or targeted incentive bonus in effect immediately prior to the Change in Control,

•	Failure to continue the executive’s participation in any bonus, stock or other incentive plans in effect immediately prior to the Change in Control (or comparable successor plans),

•	Discontinuance or reduction in benefits to the executive under any retirement plan, welfare plan, fringe benefit or perquisites maintained by the Company immediately prior to the Change in Control (without the implementation of comparable successor benefits),

•	Required relocation of the executive’s principal place of employment more than 50 miles from his or her place of employment prior to the Change in Control, or

•	Breach of any provision in the severance agreements, provided that the breach is not cured within 10 days following written notice by the executive of the breach.
     The fact that we are no longer a publicly traded company or the executive no longer has duties and responsibilities associated exclusively with a publicly traded company, such as SEC or stock exchange reporting responsibilities or investor or analyst relations responsibilities, does not trigger the executive’s right to terminate employment for good reason.
     Mr. Garber was also a party to a severance agreement similar to the other NEOs prior to his retirement on January 19, 2007. His severance agreement did not provide for payments to Mr. Garber upon his retirement. We entered into a Consulting Agreement with Mr. Garber (the “Consulting Agreement”), effective through December 31, 2007 (the “Consulting Term”). Pursuant to the Consulting Agreement, Mr. Garber has agreed to be available to provide accounting support. In exchange, we have agreed to pay Mr. Garber $100 per hour or $500 per day for his services during the Consulting Term and to reimburse Mr. Garber for all out-of-pocket expenses related to his consulting role at the Company. Mr. Garber was also entitled to three weeks of earned vacation time. In addition, we agreed to accelerate the exercisability of options to purchase 12,500 shares of Common Stock under the 1992 Plan and allow Mr. Garber until December 31, 2007 to exercise his 104,250 of exercisable stock options.
     Mr. Corriveau is also a party to a severance agreement similar to the other NEOs (other than Mr. Pease). He will receive his base salary for six months following termination of employment on September 6, 2007, reimbursement of the cost to elect COBRA coverage under our medical, dental and vision plans and $900 monthly automobile allowance until March 6, 2008, pursuant to the terms of his severance agreement. He will be eligible for a prorated portion of any bonus he would have earned for fiscal year 2008. In addition, we have agreed to pay Mr. Corriveau $57,500 on September 5, 2008 and accelerate the exercisability of options to purchase 6,250 shares of Common Stock under the 1992 Plan.
     The payments and benefits to each NEO under the provisions of their severance agreements and stock option agreements in the event of the termination of their employment with the Company and/or a Change in Control of the

Company are estimated to aggregate the following amounts. The estimate assumes that the termination of employment and/or Change in Control occurred on June 30, 2007, except as otherwise noted.
ESTIMATED AGGREGATE PAYMENTS UNDER SEVERANCE AGREEMENTS AND STOCK OPTION
AGREEMENTS UPON TERMINATION OF EMPLOYMENT AND/OR CHANGE IN CONTROL

		Prior to Change in Control				Following Change in Control
												Voluntary Termination
									Voluntary Termination by			By NEO, For Good
									NEO, Without Good			Reason, or Involuntary
									Reason, or For Cause			Termination By
		Voluntary				No Termination			Termination			Company, Other Than
		Termination				of Employment			By Company			For Cause(2)
		by NEO or		Involuntary			Acquirer			Acquirer
		For Cause		Termination		Acquirer	Does Not		Acquirer	Does Not
	Type of	Termination		Without		Assumes	Assume		Assumes	Assume		Whether or Not
	Payment	By		Cause By		Stock	Stock		Stock	Stock		Acquirer Assumes
Name	Benefit	Company		Company(1)		Options	Options		Options	Options		Stock Options
Alfred A. Pease	Cash Payment	$0		$325,000		$0	$0		$0	$0		$835,220
	Stock Options (3)	$0		$0		$83,663	$247,913		$83,663	$247,913		$247,913
	Benefits	$0		$33,473		$0	$0		$0	$0		$66,946

	Total	$0		$358,473		$83,663	$247,913		$83,663	$247,913		$1,150,079
John H. Lowry, III	Cash Payment	$0		$95,000		$0	$0		$0	$0		$294,500
	Stock Options (3)	$0		$0		$0	$0		$0	$0		$0
	Benefits	$0		$11,724		$0	$0		$0	$0		$23,448

	Total	$0		$106,724		$0	$0		$0	$0		$317,948
Harry T. Rittenour	Cash Payment	$0		$92,500		$0	$0		$0	$0		$277,950
	Stock Options (3)	$0		$0		$41,831	$107,006		$41,831	$107,006		$107,006
	Benefits	$0		$10,998		$0	$0		$0	$0		$21,996

	Total	$0		$103,498		$41,831	$107,006		$41,831	$107,006		$406,952
Paul J. Eckhoff	Cash Payment	$0		$80,000		$0	$0		$0	$0		$234,250
	Stock Options (3)	$0		$0		$14,550	$53,850		$14,550	$53,850		$53,850
	Benefits	$0		$10,515		$0	$0		$0	$0		$21,030

	Total	$0		$90,515		$14,550	$53,850		$14,550	$53,850		$309,130
Sylvia M. Smith	Cash Payment	$0		$60,000		$0	$0		$0	$0		$186,000
	Stock Options (3)	$0		$0		$17,703	$46,315		$17,703	$46,315		$46,315
	Benefits	$0		$10,348		$0	$0		$0	$0		$20,695

	Total	$0		$70,348		$17,703	$46,315		$17,703	$46,315		$253,010
John J. Garber(4)	Cash Payment	$0		$0		$0	$0		$0	$0		$0
	Stock Options	$35,675	(5)	$0		$0	$0		$0	$0		$0
	Benefits	$0		$0		$0	$0		$0	$0		$0

	Total	$35,675		$0		$0	$0		$0	$0		$0
Wilfred J. Corriveau	Cash Payment	$0		$172,500	(6)	$0	$0		$0	$0		$350,450
	Stock Options	$0		$34,188	(6)(7)	$39,406	$104,581	(3)	$39,406	$104,581	(3)	$104,581	(3)
	Benefits	$0		$13,312	(6)	$0	$0		$0	$0		$26,624

	Total	$0		$220,000		$39,406	$104,581		$39,406	$104,581		$481,655

(1)	In preparing the above estimates, other than for Messrs. Garber and Corriveau, we assumed that no portion of the annual bonus was payable since no bonus was earned for fiscal 2007, valued the executive life insurance and automobile benefits, with no reimbursement for gasoline or maintenance, at the actual cost incurred by the Company in fiscal 2007 for such benefits, other than Mr. Lowry, for whom we estimated the expected cost of such benefits for fiscal 2008 that will be provided to Mr. Lowry in fiscal 2008, and valued the health and welfare plan benefits, other than executive life insurance, at the per employee cost of such benefits calculated using the assumptions used for financial reporting purposes under generally accepted accounting principles for fiscal 2007.

(2)	In preparing the above estimates, other than for Messrs. Garber and Corriveau, we assumed that the executive would receive his full target bonus for the year of termination, valued the executive life insurance and automobile benefits, with no reimbursement for gasoline or maintenance, at the actual cost incurred by the Company in fiscal 2007 for such benefits, other than Mr. Lowry, for whom we estimated the expected cost of such benefits for fiscal 2008 that will be provided to Mr. Lowry in fiscal 2008, and valued the health and welfare plan benefits, other than executive life insurance, at the per employee cost of such benefits calculated using the assumptions used for financial reporting purposes under generally accepted accounting principles for fiscal 2007.

(3)	Calculated by multiplying the number of shares underlying unexercisable options the exercisability of which is accelerated by $9.89, the closing price of the Common Stock on Nasdaq on June 29, 2007, less the exercise price of the option.

(4)	Mr. Garber retired on January 19, 2007. He received no payments under his severance agreement. We accelerated the exercisability of options to purchase 12,500 shares of Common Stock (the “Garber Accelerated Options”). We made no payments to him in fiscal 2007 for post-termination consulting services.

(5)	Calculated by multiplying the 12,500 of Garber Accelerated Options by $9.48, the closing price of the Common Stock on Nasdaq on January 19, 2007, less the exercise price of the option.

(6)	Mr. Corriveau’s employment with the Company terminated on September 6, 2007. He will receive his base salary for six months, a cash payment of $57,500 on September 5, 2008, a $900 per month car allowance for six months and continuation of health and welfare benefits through March 6, 2008. He will be eligible for a prorated portion of any bonus he would have earned for fiscal 2008. We accelerated the exercisability of options to purchase 6,250 shares of Common Stock (the “Corriveau Accelerated Options”).

(7)	Calculated by multiplying the 6,250 of Corriveau Accelerated Options by $12.18, the closing price of the Common Stock on Nasdaq on September 6, 2007, less the exercise price of the option.
RELATED PARTY TRANSACTIONS
     Although we do not have a written policy with regard to the approval of transactions between the Company and its executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in the Company’s Code of Ethics and are generally discouraged by the Company. To the extent any such transactions are proposed, they would be subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and the Nasdaq Stock Market® Marketplace Rules, which require that any such transactions required to be disclosed in our proxy statement be approved by a committee of independent directors of our Board of Directors.

INDEPENDENT ACCOUNTANTS
General
     The accounting firm of Grant Thornton LLP (“Grant Thornton”) has been appointed by the Audit Committee to audit our consolidated financial statements for the fiscal year ended June 30, 2008. Grant Thornton has served as our independent accountants since March 8, 2002. Representatives of Grant Thornton are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at such meeting if they desire to do so.
Policy for Pre-Approval of Audit and Non-Audit Services
     The Audit Committee has adopted a policy regarding audit and non-audit services that may be provided by our independent accountants. The policy sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent accountants must be pre-approved. The policy provides that the Audit Committee will consider whether services to be performed by the independent accountant are consistent with the SEC’s rules on auditor independence. In particular, the policy expressly names all services the independent accountant may not perform and, in the case of other services, requires the Audit Committee to consider whether the independent auditor is the best positioned to provide the most effective and efficient service.
     The policy provides that the Audit Committee will review and pre-approve annually, and periodically thereafter as required, the services proposed to be provided by the independent accountant in the categories of audit services, audit related services, tax services and all other services. In addition, the Audit Committee is to determine the appropriate ratio of audit, audit related and tax services to all other services. The Audit Committee has delegated to the chairman of the Audit Committee and, if he or she is unavailable, another member of the Audit Committee, authority to pre-approve audit and non-audit services proposed to be performed by the independent registered public accounting firm not previously approved by the Audit Committee. Under the policy, the Audit Committee is to be informed on a timely basis of services actually rendered by the independent accountant, including those pre-approved by a member of the Audit Committee. The Chief Financial Officer of the Company is to immediately report to the Chairman of the Audit Committee any breach of the policy.
     All of the services described below under audit fees, audit-related fees, tax fees and all other fees arising in fiscal 2007 and 2006 were approved by the Audit Committee pursuant to its pre-approval policies and procedures prior to the service being provided. None of the audit-related fees or tax fees described below arising in fiscal 2007 and 2006 were approved by the Audit Committee after the initiation of such services pursuant to an exemption from the SEC’s requirements relating to approval of these types of services by the Audit Committee prior to the provision of the service under Section 2.01(c)(7)(i)(C) of SEC Regulation S-X.
Fees Paid to Independent Registered Public Accounting Firm
     Audit Fees. The aggregate fees billed by Grant Thornton for professional services rendered for the audit of our annual consolidated financial statements, reviews of the consolidated financial statements included in our Forms 10-Q and other regulatory filings and preparation for a review of our internal controls over financial reporting design effectiveness and procedures were $179,786 during fiscal 2007 and $219,848 during fiscal 2006.
     Audit Related Fees. Grant Thornton did not render professional services for audit related fees in fiscal 2006. The aggregate fees billed by Grant Thornton for such services in fiscal 2007 were $1,000 and related to providing fiscal 2005 401(k) work papers for review by the Company’s new 401(k) auditors, Mathew, Reich, Perna and Rotter.
     Tax Fees. The aggregate fees billed by Grant Thornton for preparation of federal and state tax returns and miscellaneous tax-related services and advice were $91,771 in fiscal 2007 and $77,009 in fiscal 2006.
     All Other Fees. Grant Thornton did not render any other services for the Company in fiscal 2007 and 2006.
     The Audit Committee of the Board does not consider the provision of the services described above by Grant Thornton to be incompatible with the maintenance of Grant Thornton’s independence.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2008 ANNUAL MEETING
Shareholder Proposals
     Shareholder proposals intended to be presented at the 2008 annual meeting which are eligible for inclusion in our proxy statement for that meeting under Rule 14a-8 promulgated under the Exchange Act, must be received by the Secretary of the Company at 47827 Halyard Drive, Plymouth, MI 48170, no later than June 10, 2008 in order to be considered for inclusion in our proxy statement relating to that meeting. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proposals be submitted by certified mail, return receipt requested.
     Shareholder proposals intended to be presented at the 2008 annual meeting which are not eligible for inclusion in our proxy statement for that meeting under Rule 14a-8 are considered untimely under Rule 14a-5 promulgated under the Exchange Act unless received by the Secretary of the Company at the Company’s offices no later than August 23, 2007 and we expect the persons named as proxies for the 2008 annual meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal considered untimely at the 2008 annual meeting.
Shareholder Nominees
     Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating and Corporate Governance Committee for the 2008 Annual Meeting should submit such recommendations in writing to the Nominating and Corporate Governance Committee, c/o General Counsel, Perceptron, Inc., 47827 Halyard Drive, Plymouth, MI 48170 no later than May 10, 2008.
     The recommendation should be accompanied by the following: (i) the name, address, e-mail address (if any), and telephone number of the shareholder, the number of shares of the Company’s Common Stock beneficially owned by the shareholder and proof of the shareholder’s beneficial ownership of the Company’s Common Stock by one of the means set forth in Item 7(d)(2)(ii)(L) of SEC Schedule 14A; (ii) the name, address, e-mail address (if any) and telephone number of the proposed nominee and the number of shares of the Company’s Common Stock beneficially owned by the nominee; (iii) a detailed description of the proposed nominee’s business, professional, public, academic, scientific or technological experience and other qualifications for Board membership, including the name and address of other businesses for which the proposed nominee has provided services, or for which he or she has served as a director, in the last five years, a description of the proposed nominee’s specific experience in such position and the proposed nominee’s academic achievements; (iv) a description of any potential conflicts between the interests of the Company and its shareholders and the proposed nominee; (v) a written agreement by the proposed nominee to serve as a member of the Company’s Board if nominated and elected; and (vi) a written representation by the shareholder and the proposed nominee that the proposed nominee is not an affiliate or affiliated party with respect to the shareholder. The General Counsel will forward any recommendations to the Nominating and Corporate Governance Committee. The nominating shareholder and proposed nominee may be requested to provide additional information regarding the shareholder or the proposed nominee and to attend one or more interviews, in each case, as requested by the Board or Nominating and Corporate Governance Committee.
     See “Corporate Governance – Board of Directors and Committees” for a description of the standards used by the Nominating and Corporate Governance Committee to evaluate candidates recommended by shareholders.
OTHER MATTERS
     At the date of this Proxy Statement, the Board is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters requiring a shareholder vote properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment, to the extent permitted by law, on such matters.

PERCEPTRON, INC. 47827 HALYARD DRIVE PLYMOUTH, Ml 48170
BROADRIDGE
FINANCIAL SOLUTIONS, INC.
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Perceptron, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Perceptron, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.
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Vote on Directors
1. ELECTION OF DIRECTORS
Directors recommend a vote for the following nominees to hold office until the Annual Meeting of Shareholders in 2008.
NOMINEES:
1. David J.Beattie 2. Kenneth R. Dabrowski 3. Philip J. DeCocco 4. W, Richard Marz 5. Robert S. Oswald
6. Alfred A. Pease 7. James A. Ratigan
8. Terryll R. Smith
For Withhold For All To withhold authority to vote for any individual All All Extent nominee(s), mark “For All Except and write the number(s) of the nominee(s) on the line below.
Brokers executing proxies should indicate the number of shares with respect to which authority is conferred by this Proxy if less than all shares held as nominees are to be voted.
PLEASE EXECUTE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.
For address changes and/or comments, please check this box and write them on the back where indicated.
Note: Please sign exactly as your name or names appeals) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS OF
PERCEPTRON, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PERCEPTRON, INC.
The undersigned shareholder hereby appoints ALFRED A. PEASE, JOHN H. LOWRY, IIl and DAVID W. GEISS, or any one of them, the attorney and proxies of the undersigned, with power of substitution, to vote all shares of common stock of Perceptron, Inc. standing in the name of the undersigned at the close of business on September 21, 2007 at the Annual Meeting of Shareholders of the Company to be held on Monday, November 12, 2007 at 9:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there present.
The shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Proxy Statement dated October 9, 2007. Proxies will be voted as instructed.
If no choice is specified, this proxy will be voted for the election of the Company’s nominees as Directors (including the election of any person for the Board of Directors where a nominee named in the Proxy Statement is unable or, for good cause, will not serve).
Discretionary authority is hereby conferred as to any other matters as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the 2007 Annual Report, and the Proxy Statement and Notice of said meeting both dated October 9, 2007.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)